EXHIBIT 5
OPINION AND CONSENT OF MORGAN LEWIS & BOCKIUS LLP
December 18, 2006
American Shared Hospital Services
Four Embarcadero Center, Suite 3700
San Francisco, California 94111

Re:	American Shared Hospital Services- Registration Statement on Form S-8 for 750,000 Shares of Common Stock
Ladies and Gentlemen:
          We have acted as counsel to American Shared Hospital Services, a California Corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 750,000 shares of Common Stock (the “Shares”) under the Company’s 2006 Stock Incentive Plan (the “Incentive Plan”).
          This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
          We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with respect to the establishment of the Incentive Plan. Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the consideration therefore received) pursuant to the (a) provisions of option agreements duly authorized under the Incentive Plan and in accordance with the Registration Statement, and (b) duly authorized direct stock issuances effected under the Incentive Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.
          We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.
          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan or the Shares.
Very truly yours,
/s/ Morgan Lewis & Bockius LLP
MORGAN LEWIS & BOCKIUS LLP